January 2, 2026

Jeffrey Uttz
Chief Financial Officer
KURA SUSHI USA, INC.
17461 Derian Avenue, Suite 200
Irvine, California 92614

        Re: KURA SUSHI USA, INC.
            Registration Statement on Form S-3
            Filed December 29, 2025
            File No. 333-292461
Dear Jeffrey Uttz:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Eddie Kim at 202-551-8713 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Trade &
Services
cc:    Aaron A. Seamon